CONSULTING AND COMPENSATION AGREEMENT


     THIS CONSULTING AND COMPENSATION AGREEMENT (the "Agreement") is entered into this 16th day of April, 2000 by and between eCom eCom.com, Inc., a Florida corporation ("Consultant"), having its business at 3801 PGA Boulevard, Suite 1001, Palm Beach Gardens, Florida 33410 and eWebPEO.com, Inc., a Florida corporation ("Corporation"), having its business address at 3801 PGA Boulevard. Suite 804, Palm Beach Gardens, Florida 33410.

                               WITNESSETH:

     WHEREAS, Corporation is engaged in the business of marketing professional employer products and services on behalf of Professional Employer
Organizations and securing clients for those Professional Employer Organizations (the "Business");

     WHEREAS, Consultant has knowledge and is engaged in the business of providing internet technology services for corporate presence development and is a qualified supplier of internet technology services to companies in the United States; and

    WHEREAS, Corporation desires to engage Consultant in order to assist Corporation in furthering certain objectives of Corporation; and

    WHEREAS, Consultant has agreed to provide certain services to Corporation and, Corporation has agreed to provide certain facilities, amenities, support and compensation to Consultant pursuant to the terms and conditions of this Agreement; and

     WHEREAS, as a result of the provision of the services by Consultant to Corporation, Consultant may have access to certain Confidential Information and Trade Secrets (as such term is hereinafter defined) belonging to Corporation.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Corporation and Consultant agree as follows:

     1. Recitals. The recitals hereinabovc set forth are acknowledged by the parties to be true and correct and are incorporated herein by reference.

     2.    Scope of Services.

           (a) This Agreement will be similar to the previous agreement dated March 25, 2000 in that the Consultant will perform certain additional services for the same web site at additional cost. This shall include the development of a custom software program, using the reverse auction concept, which will be used by the Corporation on a non-exclusive basis on their web site also developed by the Consultant. It is further agreed that this software will remain the property of eCom eCom.com, Inc.

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          (b)     Consultant shall devote so much of Consultant's business
time to the provision of the Services as may be required in order to timely and properly accomplish the objectives of Corporation, and Consultant shall use Consultant's best efforts, judgment, skill and energy to perform such Services in a manner consonant with the requirements of this Agreement and in a manner designed to improve and advance the Business and the interests of Corporation.

          (c) During the Term (as such term is hereinafter defined), Corporation may, as reasonably required by Consultant in order to undertake and accomplish the Services, provide certain facilities, amenities, support and supplies (collectively, the "Facilities") to Consultant which Facilities shall include, but may not be limited to, interior office space, use of photocopying and other office equipment, miscellaneous office supplies, cooperation of Corporation management, adequate incoming and outgoing telephone connections for use by Consultant and adequate electrical service to operate any required equipment, and any such other Facilities upon which Consultant and Corporation may agree.

     3. Term. The term of this Agreement ("Term") shall commence upon execution of this Agreement by Corporation and Consultant and shall continue for a period of one (1) year or until the Date of Termination (as such term is defined hereinafter).

     4.   Termination.

          (a) Corporation may terminate this Agreement after thirty (30) days prior written notice from Corporation to Consultant (a "Corporation Termination Notice") for any reason. Notwithstanding the foregoing, Corporation may terminate this Agreement, immediately and without any Corporation Termination Notice as a result:

               (1) of misfeasance, malfeasance, negligence, dishonesty, misconduct or insubordination in connection with Consultant's engagement hereunder or as a result of the breach by Consultant of any law, of any fiduciary duty due to Corporation or of any of the terms and conditions of this Agreement; or

               (2) at any time after Consultant has devoted ninety (90) days to the completion of the Services should Corporation determine, in the exercise of the sole and exclusive judgement of Corporation, that the results obtained by Consultant are not satisfactory to Corporation.

          (b) Consultant may terminate this Agreement after thirty (30) days prior written notice from Consultant to Corporation (a "Consultant Termination Notice") for any reason.

          (c) Upon receipt of a Corporation Termination Notice or a Consultant Termination Notice, as the case may be, the Date of Termination of this Agreement shall be the date specified in such Corporation Termination Notice or a Consultant Termination Notice, as the case may be, or if no Corporation Termination Notice is required pursuant hereto the Date of Termination shall be the date designated by Corporation.

          (d) Notwithstanding any termination of this Agreement, all terms and conditions of this Agreement intended to survive the termination of the Agreement shall remain in full force and effect.

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

          (e) Promptly following expiration of the Term or other termination of this Agreement, Consultant shall return to Corporation all property of Corporation, including but not limited to keys, motor vehicles, computers, peripheral devices, software, computer source code, telephone and voice mail directories, policy and procedure manuals, books, proposals, writings, designs, documents, records, data, memoranda, files, records, layouts, system design information, models, manuals, documentation, notes and all other material of any nature belonging to Corporation in Consultant's possession or under Consultant's control and without retaining any copies thereof and whether or not same is deemed Confidential Information and Trade Secrets (as such term is hereinafter defined).

     5. Compensation. Corporation shall pay Consultant for the Services (the "Compensation") as follows:

          (a) a non-refundable payment in the amount of Fifty Thousand and No/100 Dollars ($50,000. 00) (the "Cash Portion) in readily available US. funds; and

          (b) Corporation shall issue to Consultant 1,000,000 (One Million) shares of the $.0001 par value common stock of the Corporation (the "Compensation Shares"). In connection with the Compensation Shares:

                  (A) Corporation shall, as promptly as practicable, execute and deliver or cause to be executed and delivered a certificate evidencing the Compensation Shares. Corporation shall pay all expenses, taxes and other charges payable in connection with the preparation, issuance and delivery of such certificates.

                         (i)    Consultant understands that:

                                a.   the Compensation Shares will not have
been offered or sold pursuant to a registration statement under the Securities Act of 1933, as amended (the "Act"), that the Compensation Shares will not have been registered under the Act or any other applicable federal or state statute;

                                b.   the Compensation Shares may not be
capable of being transferred, sold or otherwise disposed of unless registered under the Act or pursuant to an exemption therefrom.

                                c.   that a legend shall be imprinted on the
face of each certificate representing the Compensation Shares as follows:

     THE SECURITIES REPRESENTED BY THIS CERTIFICAT'E HAVB NOT BEEN REGISTERED UNDER THE SECURITIES ACI' OF 1933 (the "ACT"). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDIER THE ACT WITH RESPECT TO SUCH SECURITIES, OR AN OPINION OF THE ISSUER'S COUNSEL TO THE E"BC17 THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.




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


                              d.   that Consultant will be required to
represent and warrant that the Compensation Shares will be acquired for investment for Consultant's own account, not as a nominee or agent, and not with the view toward, or for resale in connection with, any distribution thereof Added to the scope is the development of a customer interactive management program.

                              e.     that Consultant will be required to
acknowledge that the Compensation Shares must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available.

          (c) Full Discharge of Corporation's Obligations. The Compensation payable to Consultant pursuant hereto shall be the only amounts due from Corporation to Consultant, and when such Compensation is paid in accordance herewith, same shall be payment in full and complete satisfaction of Consultant's rights under this Agreement and any other claims Consultant may have with respect to Consultant's engagement by Corporation.

          (d)     Compensation in the event of Termination.

               (1) Corporation understands that a substantial portion of the Services to be provided hereunder will occur during the first ninety (90) days after execution hereof. Accordingly, so long as this Agreement is not terminated prior to ninety (90) days after the execution hereof, the Compensation shall be deemed to have been earned in full and in the event of a termination after such ninety (90) days, no refund of the Cash Portion or the Compensation Shares shall be due from Consultant to Corporation.

               (2) If, however, this Agreement is terminated prior to ninety (90) days after execution hereof, the Compensation shall be deemed to be earned on a pro-rata basis during such first ninety (90) days, and upon any such termination, Consultant shall refund the appropriate unearned pro-rata portion of the Cash Portion and the Compensation Shares.

     6.   Covenants of Consultant.

          (a) Covenant regarding Work Product. Consultant hereby acknowledges and agrees that all right, title and interest in and to any work product conceived or produced by Consultant in connection with the provision of the Services or conceived or produced with the use or assistance of the facilities, materials or personnel of Corporation shall be owned exclusively by Corporation and such work product shall be for all purposes considered as "work made for hire" unless otherwise specifically agreed to in writing by Corporation and Consultant.

          (b)     Covenant regarding Confidential Information and Trade
Secrets.

               (1) Definition. For the purposes hereof, the term "Confidential Information and Trade Secrets" shall mean any and all information not generally available to the public other than as a result of a breach of this Agreement that was obtained from Corporation or any customer, client, vendor or business associate of Corporation or that was learned, discovered, conceived, originated or prepared as a result of the performance by Consultant on behalf of Corporation, including but not limited to

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

communications, financial statements, documents, customer lists, customer requirements, business plans, supplier lists or information, pricing information, vendor information, biographical information, market studies and analysis, technology, designs, processes or formulae, existing or contemplated products or product information, services or service information, transportation and distribution information and all such information, documents, items or communication related to Corporation, and whether or not a confidentiality label or other legend is affixed to any of same, provided, however, that such definition shall not apply to the extent that such information:

                    (A) is or becomes generally available to the public other than as a result of a breach of this Agreement;

                    (B) was within possession of Consultant prior to it being disclosed to Consultant by Corporation;

                    (C) was obtained by Consultant from a third party having the right to disclose such information.

               (2)     Disclosure of Confidential Information and Trade
Secrets.

                    (A) Consultant hereby acknowledges that during the Term, Consultant will acquire access to Confidential Information and Trade Secrets, and except to the extent specifically authorized by Corporation in writing or as may be required by law, court decree or governmental order, Consultant shall not at during the Term or at any time thereafter disclose to others, use for Consultant's own benefit or otherwise appropriate or copy any Confidential Information and Trade Secrets, whether or not any such Confidential Information and Trade Secrets was developed by Consultant pursuant hereto or otherwise.

                    (B) During the Term and at all times thereafter, Consultant shall not claim any proprietary interest in the Confidential Information and Trade Secrets.

                    (C) During the Term and at all times thereafter, Consultant shall take all reasonable action, which shall be necessary or appropriate, to prevent the unauthorized use and disclosure of the Confidential Information and Trade Secrets, and to protect the interests of Corporation in and to the Confidential Information and Trade Secrets.

          (c) Covenants Not to Compete. During the Term and during the twelve (12) month period following expiration of the Term (the "Restricted Period"), Consultant shall not:

               (1) undertake, directly or indirectly, the performance of any programming services of a nature substantially similar to the Services provided hereunder, whether as an employee or otherwise, and whether paid or unpaid, to any Third Party, provided that the Services are expected to result in a product or service that would be competitive the products or services of Corporation; and



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

               (2) become associated with any entity, whether as a principal, partner, employee, consultant, manager, beneficiary of any trust or shareholder (other than as a holder of not in excess of five percent (5%) of the outstanding voting shares of any publicly traded company), that is a Competitor (as hereinafter defined) of Corporation.

               (3) For the purposes hereof, a Competitor of Corporation shall be defined as any person, firm, corporation or other party or entity that provides services or products that are substantially the same as those provided by Corporation.

          (d)     Injunctive Relief with Respect to Covenants.

                    (A) Consultant acknowledges and agrees that the covenants and obligations of Consultant as set forth in this paragraph 6 relate to special, unique and extraordinary matters and are necessary in order to preserve and protect the goodwill and proprietary rights of Corporation and to prevent Third Parties and enterprises engaged in business and activities which are competitive with the business and activities conducted or carried on by Corporation from obtaining an unfair competitive advantage over Corporation. Consultant acknowledges and agrees that any violation of any of the terms of such covenants or obligations will cause Corporation irreparable and continuing damage for which no adequate remedies at law exist. Therefore, should Consultant fail to abide by any of such covenants and obligations, Corporation shall be entitled to injunctive relief (without the requirement to post bond therefore) and to such other further relief as may be necessary or appropriate to cause Consultant to fully and properly comply with each of the covenants or obligations contained in this Paragraph 6. These injunctive remedies are cumulative and are in addition to any other rights and remedies Corporation may have at law or in equity.

                    (B) In the event that any of the provisions of Paragraph 6 are not enforceable in accordance with the terms thereof, Corporation and Consultant agree that such provisions shall be reformed to make such provisions enforceable in a manner that provides Corporation with the maximum rights permitted at law.

     7. Relationship of Parties. Nothing contained in this Agreement shall authorize, empower or constitute Consultant as the agent of Corporation in any manner; authorize or empower Consultant to assume or create any obligation or responsibility whatsoever, expressed or implied, on behalf of or in the name of Corporation; or authorize or empower Consultant to bind Corporation in any manner or make any representation, warranty, covenant, agreement or commitment on behalf of Corporation.

     8. Independent Contractor. Consultant is acting as an independent contractor, and nothing contained in this Agreement or in the relationship between Consultant and Corporation shall be deemed to constitute a partnership, joint venture or any other relationship, except as specifically set forth in this Agreement.

     9.   Miscellaneous.

          (a) Arbitration. All disputes, controversies or differences that may arise between the parties out of, in relation to or in connection with this Agreement shall be resolved by arbitration pursuant to the rules then in effect of the American Arbitration Association, by which arbitration

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

each party hereto shall be bound. Each party shall promptly select an arbiter from the approved list of arbiters provided by the American Arbitration Association, and these two (2) arbiters shall then select a third arbiter.
Any arbitration hearing shall be held in Palm Beach County. Any award rendered by the arbiters shall be final and binding on the parties and shall be specifically enforceable in a court of competent jurisdiction. The prevailing party in any such arbitration shall be entitled to the costs associated with such arbitration, including attorneys' fees and costs.

          (b) Assignment. This Agreement shall be considered unique and personal as to the parties hereto. Therefore, neither Consultant nor Corporation may assign all or any part of the obligations undertaken pursuant to this Agreement without first having obtained the prior written consent of the other party hereto.

          (c) Authorization. The parties signing this Agreement represent and warrant that they have the full authority to do so.

          (d) Captions. The captions used herein are provided only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement nor the intent of any provision hereof.

          (e) Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

          (f) Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and any oral or written statements or prior written notice not specifically incorporated herein shall be of no force or effect, and no variation, modification or change hereof shall be binding on any party hereto, unless the same is set forth in writing and executed by the party against whom the same is asserted.

          (g) Facsimile Execution. Facsimile signatures on counterparts of this Agreement are hereby authorized and shall be acknowledged as if such facsimile signatures were an original execution, and this agreement shall be deemed as executed when an executed facsimile hereof is transmitted.

          (h) Governing Law. This agreement shall be construed and interpreted in accordance with and shall be governed by the laws of the State of Florida, without regard to principals of conflict of law and irrespective of the fact that one or more parties hereto is now or may hereafter be a resident of a different state, jurisdiction or country.

          (i) No Implied Waivers. The failure of either party to require the performance by the other party to nay provision hereof shall in no way affect the full right to require such performance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not constitute a waiver of any subsequent breach of the same or any other provision, nor shall it constitute a waiver of the provision itself.





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

          (j) Notices. All notices to be given under this Agreement shall be in writing, and may be given, served or made by depositing the same in the U.S. mail addressed to the party to be notified at the address herein set forth, post-paid and registered or certified with return receipt requested, or by recognized overnight delivery service, or by delivering the same in person to such party:

If to Consultant:     eCom eCom.com, Inc.
                      3801 PGA Boulevard, Suite 1001
                      Palm Beach Gardens, FL 33410
                      Facsimile:  (561) 624-1127
                      Attn: David Panaia, President

If to Corporation:     eWebPEO.com, Inc.
                       3801 PGA Boulevard, Suite 804
                       Palm Beach Gardens, FL 33410
                       Facsimile: (561) 626-7054
                       Attn: Robert Wilson, President

          (k) Rights in Third Parties. Except as otherwise specifically provided for herein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

          (l) Severability. In the event any one or more of the provisions of this Agreement or the application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof and any other application thereof shall in no way be affected or impaired.

     IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first hereinabove written.

                        (Signatures appear next page)



















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

CORPORATION:

EWEBPEO.COM, INC., a Florida corporation



By: /s/ Robert Wilson
    Robert Wilson, President


CONSULTANT:

ECOM ECOM.COM, INC., a Florida corporation



By: /s/ David Panaia
    David Panaia, President




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